Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Caesarstone Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, par value New Israeli Shekel ("NIS") 0.04 per share ("Ordinary Shares")	(1)	Other	2,000,000	$1.33	$2,660,000.00	0.0001381	$367.35

Total Offering Amounts:						$2,660,000.00		367.35
Total Fee Offsets:								0.00
Net Fee Due:								$367.35

__________________________________________
Offering Note(s)

(1)	a. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of Caesarstone Ltd. (the “Registrant”) that become issuable under the Caesarstone Ltd. 2020 Share Incentive Plan, as amended (the “2020 Plan”) by reason of any share dividend, share split, recapitalization or similar transaction under the 2020 Plan, effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares.

b. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of the Registrant’s Ordinary Shares as reported on the Nasdaq Global Select Market on May 6, 2026.

c. Represents the additional Ordinary Shares reserved for issuance under the 2020 Plan resulting from an increase to the Pool (as defined in the 2020 Plan) as of May 12, 2026.